Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500	FAX: (617) 995-2510

Contacts:

Investors:	Media:
Carol Hausner	Kathryn Morris
Executive Director, Investor Relations	KMorrisPR
and Corporate Communications	(845) 635-9828
ImmunoGen, Inc.	Kathryn@kmorrispr.com
(617) 995-2500
info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Earns Milestone with Start of SAR3419 Clinical Testing

CAMBRIDGE, MA, October 17, 2007 – ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceuticals company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced that sanofi-aventis has advanced the TAP compound, SAR3419, into Phase I clinical testing. This event triggers a $1 million milestone payment to ImmunoGen. SAR3419 is a potential new treatment for non-Hodgkin’s lymphoma and other B-cell malignancies, and was created by ImmunoGen and licensed to sanofi-aventis as part of a broader collaboration between the companies.

Mitchel Sayare, Chairman and CEO, commented, “SAR3419 is the third product candidate to enter clinical testing through our collaboration with sanofi-aventis – also in Phase I testing are the TAP compound, AVE9633, and the naked antibody, AVE1642. In total, there are now five TAP compounds in clinical testing through our own programs and those of our collaborators, and two of these advanced into Phase II evaluation this summer. We expect another one to three TAP compounds to enter the clinic by the end of our fiscal year in June 2008.”

SAR3419 is a potential new treatment for non-Hodgkin’s lymphoma and other B-cell hematological malignancies. The compound comprises ImmunoGen’s CD19-targeting monoclonal antibody and DM4 cell-killing agent. The first Phase I study is being conducted in the USA. A second Phase I study is planned to evaluate a different dosing schedule.

SAR3419 was licensed to sanofi-aventis from ImmunoGen’s preclinical pipeline as part of a collaboration between the companies to discover, develop, and commercialize novel antibody-based anticancer products. For each compound in this collaboration, ImmunoGen is entitled to receive milestone payments that could potentially total $21.5 to $30 million, plus royalties on sales. ImmunoGen receives manufacturing payments for preclinical and initial clinical materials made on behalf of sanofi-aventis and has certain co-promotion rights. The Company also receives committed funding over the course of the research collaboration between the two companies.

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ImmunoGen Earns $1 Million with Start of SAR3419 Clinical Testing

About ImmunoGen’s TAP Technology

ImmunoGen created its TAP technology to enhance the anticancer activity of tumor-targeting monoclonal antibodies while maintaining a favorable tolerability profile. ImmunoGen attaches to an antibody one of the Company’s proprietary cell-killing agents (DM1, DM4). The antibody serves to deliver the agent specifically to cancer cells and the agent serves to kill the cancer cells. The agent is attached using one of the Company’s “linkers.” ImmunoGen has developed alternative cell-killing agents and linkers so the best product design can be selected for each antibody and target.

The Company uses its cell-killing agents with its wholly-owned antibodies to create its own anticancer compounds. ImmunoGen also outlicenses its technology for use by other companies with their proprietary antibodies.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two TAP compounds wholly owned by ImmunoGen are in clinical testing – huN901-DM1 and huC242-DM4. Three TAP compounds are in clinical testing through ImmunoGen’s collaborations with other companies – AVE9633 and SAR3419, in development by sanofi-aventis, and trastuzumab-DM1 (T-DM1), in development by Genentech. Additionally, the naked antibody compound, AVE1642, is in development through the Company’s collaboration with sanofi-aventis. Multiple compounds are in research/preclinical development through the Company’s collaborations and internal programs.

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